UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

(Amendment No.          )

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SEABOARD CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEABOARD CORPORATION

9000 West 67th Street
Merriam, Kansas 66202

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2020

Notice is hereby given that the 2020 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Westin Waltham, 70 3rd Avenue, Waltham, Massachusetts, on Monday, April 27, 2020, commencing at 1:00 p.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

1.	Elect five directors to hold office until the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualified;
2.	Ratify the appointment of KPMG LLP as the independent auditors of Seaboard for the year ending December 31, 2020;
3.	Advisory vote to approve the compensation of Seaboard’s named executive officers, as disclosed in Seaboard’s proxy statement for the 2020 Annual Meeting of Stockholders;
4.

To consider and act upon a stockholder proposal, if introduced at the meeting, requiring removal of a plurality of vote standard for uncontested director elections as described in the accompanying proxy statement; and

5.	Transact such other business as properly may come before the meeting.

The Board of Directors has fixed the close of business on February 26, 2020, as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting.

By order of the Board of Directors,

David M. Becker,
Senior Vice President, General Counsel and Secretary

March 13, 2020

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE SPECIFIC VOTING INSTRUCTIONS APPEARING ON THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.

IMPORTANT NOTICE Regarding the Availability of Proxy Materials
For the Stockholder Meeting to be held on April 27, 2020

This notice of annual meeting and accompanying proxy materials are available to you on the Internet. We encourage you to review all of the important information contained in the proxy materials before voting.

Our Company’s Proxy Statement, Annual Report and other proxy materials to Stockholders are available at:
https://www.seaboardcorp.com/investors (under “Investor Center”)

SEABOARD CORPORATION
9000 West 67th Street
Merriam, Kansas 66202

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2020

March 13, 2020

Date, Time and Place of the Meeting

This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Seaboard Corporation (the “Company” or “Seaboard”) to be held on Monday, April 27, 2020, commencing at 1:00 p.m., local time, and at any adjournment thereof. The meeting is called for the purposes set forth in the foregoing Notice of Annual Meeting, and will be held at the Westin Waltham, 70 3rd Avenue, Waltham, Massachusetts. You may obtain directions to the location of the annual meeting by calling us at (913) 676-8800.

Stockholders Entitled to Vote at the Meeting

Stockholders of record as of the close of business on the February 26, 2020 record date are entitled to notice of, and to vote at, the annual meeting and at any adjournment thereof. Seaboard had 1,163,898  shares of common stock, $1.00 par value, outstanding and entitled to vote as of the record date. Each such share of common stock is entitled to one vote on each matter properly to come before the annual meeting. This proxy statement and the enclosed form of proxy were first sent or given to stockholders on or about March 13, 2020.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. A majority of our outstanding shares of common stock on the record date, or 581,950 shares, will be needed to establish a quorum for the annual meeting. Votes cast at the annual meeting will be tabulated by persons duly appointed to act as inspectors of election and voting for the annual meeting. The inspectors of election and voting will treat shares represented by a properly signed and returned proxy as present at the annual meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors will treat shares of stock represented by proxies reflecting one or more “broker non-votes” as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote with respect to one or more matters; (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity; and (iii) the record holder has indicated on the proxy card or otherwise notified Seaboard that it does not have authority to vote such shares on such matter or matters.

Attending the Meeting and Voting in Person

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of ownership may be required for you to be admitted to the meeting. A recent brokerage statement and letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Voting by Proxy

The Board of Directors solicits your proxy in the form enclosed for use at the annual meeting. You may vote your shares by completing the proxy card with your vote, signature and date, and returning it by mail in the envelope provided, or you can follow the instructions on the proxy card to cast your vote via the Internet or telephone. Any stockholder giving a proxy in accordance with the enclosed form may revoke it at any time before it is exercised. A stockholder may revoke his or her proxy by delivering to the Secretary of Seaboard a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. A duly completed proxy will be voted at the annual meeting in accordance with the instructions of the stockholder. Where a stockholder’s voting instructions are not specified in the completed proxy, the shares represented by the proxy will be voted “for” the election of the nominees for director listed herein; “for” ratification of the selection of KPMG LLP as independent auditors for 2020; “for” approval of the compensation of Seaboard’s named executive officers, as disclosed in this proxy statement; and “against” the stockholder proposal described in this proxy statement. The Board of Directors does not know of any matters that will be brought before the meeting other than those referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their discretion and judgment. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Seaboard will bear all expenses in connection with the solicitation of proxies, including preparing, assembling and mailing this proxy statement. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of Seaboard. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses will be paid by Seaboard.

Vote Required

A favorable plurality of votes cast (a number greater than those cast for any other candidates) is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The other proposals set forth herein require the affirmative vote of a majority of the shares represented at the meeting. Shares represented by broker non-votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non-votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of January 31, 2020 (unless otherwise indicated below) regarding the beneficial ownership of Seaboard’s common stock by the only persons known to us to own beneficially 5 percent or more of Seaboard’s common stock. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class
Steven J. Bresky (1)	909,339.24	78.1%
c/o Seaboard Flour LLC
6 Liberty Square, #354
Boston, MA 02109

Seaboard Flour LLC (2)	465,825.69	40.0%
6 Liberty Square, #354
Boston, MA 02109

SFC Preferred, LLC (2)	428,122.55	36.8%
6 Liberty Square, #354
Boston, MA 02109

(1)

The shares of Seaboard’s common stock reported include (i) 465,825.69 shares held by Seaboard Flour LLC, for which S. Bresky serves as the sole manager; (ii) 428,122.55 shares held by SFC Preferred, LLC, for which S. Bresky serves as the sole manager; (iii) 4,895 shares held by two trusts created for the benefit of S. Bresky and other members of the Bresky family and for which S. Bresky serves as co-trustee; (iv) 4,661 shares held by SJB SEB LLC, as to which P. Squires serves as the sole manager and S. Bresky’s wife serves as a co‑trustee; (v) 4,060 shares held by Bresky Foundation, for which S. Bresky serves as President, Treasurer and a Director; and (vi) 1,775 shares held by a trust created for the benefit of other members of the Bresky family and for which S. Bresky serves as the business advisor with voting and investment power.  All of the membership interests of Seaboard Flour LLC, SFC Preferred, LLC and SJB SEB LLC (collectively, the “Seaboard Flour Entities”) are owned by S. Bresky and other members of the Bresky family, including trusts created for their benefit.

(2)

S. Bresky, Chairman of the Board, President and Chief Executive Officer of Seaboard, and other members of the Bresky family, including trusts created for their benefit, beneficially own all of the common units of the Seaboard Flour Entities. S. Bresky is the co-trustee and beneficiary of some of the trusts owning units of the Seaboard Flour Entities, and may be deemed to have indirect beneficial ownership of Seaboard’s common stock held by the Seaboard Flour Entities by virtue of his position as manager of both of the Seaboard Flour Entities, with the right to vote Seaboard shares owned by the Seaboard Flour Entities.

SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth certain information as of January 31, 2020 regarding the beneficial ownership of Seaboard’s common stock by each of our directors and director nominees, each of our executive officers named in the Summary Compensation Table on page 7 and all of our directors and executive officers as a group.

Name of	Amount and Nature of		Percent
Beneficial Owner	Beneficial Ownership		of Class
Steven J. Bresky	909,339.24	(1)	78.1%
David A. Adamsen	20.00		*
Douglas W. Baena	100.00		*
Edward I. Shifman, Jr.	- 0 -		*
Paul M. Squires	4,661.00	(2)	*
Robert L. Steer	- 0 -		*
Edward A. Gonzalez	- 0 -		*
David M. Dannov	10.00		*
Darwin E. Sand	- 0 -		*
All directors and executive officers as a group (17 persons)	909,494.24		78.1%

(1)	The nature of the beneficial ownership of the shares reported is set forth in footnote (1) to the table under “Principal Stockholders” above.
(2)	The shares of Seaboard’s common stock reported include 4,661 shares held by SJB SEB LLC, as to which P. Squires serves as the sole manager and S. Bresky’s wife serves as a co‑trustee.

*Less than one percent.

ITEM 1: ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at five, and has nominated the persons set forth below for election at the annual meeting. Unless otherwise specified, proxies will be voted in favor of the election as directors of the following five persons for a term of one year and until their successors are elected and qualified.

Name	Age	Principal Occupations and Positions and Specific Experience, Qualifications, Attributes or Skills	Director Since
Steven J. Bresky	66	Director, Seaboard Corporation; President and Chief Executive Officer (since July 2006), Seaboard Corporation; Manager, Seaboard Flour (since 2006). Mr. Bresky is particularly qualified to be a Director of Seaboard based on his experience in working for Seaboard for more than 30 years, including acting as President of Seaboard Corporation and as President of Seaboard’s Overseas Division.	2005

David A. Adamsen	68	Director and Member of Audit Committee, Seaboard Corporation; former Vice President – Wholesale Sales (January 2009-2010), C&S Wholesale Grocers (wholesale food distribution company). Mr. Adamsen worked for more than 35 years in the food, food distribution, and food manufacturing businesses. His experience and knowledge make him qualified as a Director for Seaboard.	1995

Douglas W. Baena	77	Director and Chairman of Audit Committee, Seaboard Corporation; self-employed (since 1997), engaging in facilitation of equipment lease financings and consulting, doing business as CreditAmerica Corporation. Mr. Baena has an educational background in accounting and has experience working as a Certified Public Accountant. He also has experience arranging lease financing transactions for companies. This accounting and finance background provides experience and attributes which are desirable for a Seaboard Director.	2001

Edward I. Shifman, Jr.	76	Director and Member of Audit Committee, Seaboard Corporation. Mr. Shifman is retired and has experience working as a banker for more than 30 years for various financial institutions, providing experience qualifying him to serve as a Director.	2009

Paul M. Squires	65

Director, Seaboard Corporation; Chief Operating Officer, Seaboard Flour LLC (since 2006); Controller, Seaboard Flour LLC (2003-2004).  In his position as Chief Operating Officer of Seaboard Flour LLC, Mr. Squires reports to S. Bresky, who is the Manager of Seaboard Flour LLC, in addition to being Seaboard’s President and Chief Executive Officer.  Seaboard Flour LLC owns 40.0 percent of the outstanding shares of Seaboard.  Mr. Squires graduated with an accounting degree in 1977 and was licensed as a Certified Public Accountant in 1980.  His accounting background and management experience at Seaboard Flour are attributes which are desirable for a Seaboard Director.

			2016

Edward I. Shifman, Jr. is a first cousin of Steven J. Bresky.

There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated.

In case any person or persons named herein for election as directors are not available for election at the annual meeting, proxies may be voted for a substitute nominee or nominees (unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld), as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as director will be unavailable.

The Board of Directors recommends that you vote for the election as directors of the persons listed above.

BOARD OF DIRECTORS INFORMATION

Meetings of the Board

The Board of Directors held six meetings in fiscal 2019,  two of which were telephonic meetings. Other actions of the Board of Directors were taken by unanimous written consent, as needed. Each director attended more than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served.

Seaboard does not have any policy requiring directors to attend Seaboard’s annual meeting of stockholders, although generally the directors have attended Seaboard’s annual stockholders’ meetings. All directors, other than Mr. Bresky, attended the 2019 annual meeting.

Controlled Corporation

Seaboard is a “controlled corporation,” as defined in the rules of the NYSE American, because more than 50 percent of the voting power of Seaboard is owned by the Seaboard Flour Entities. As such, Seaboard is exempted from many of the requirements regarding Board of Director committees and independence. The members of our Board of Directors who are independent within the meaning of the NYSE American listing standards are David A. Adamsen, Douglas W. Baena and Edward I. Shifman, Jr.

Board Leadership Structure and Role in Risk Oversight

Steven J. Bresky serves as both Seaboard’s principal executive officer and Chairman of the Board. Steven J. Bresky is the beneficial owner of approximately 78.1 percent of Seaboard, and has more than 30 years’ experience with Seaboard. Seaboard does not have a lead independent director. Seaboard believes that Steven J. Bresky has a sufficient vested interest in Seaboard on the basis of his stock ownership position, and has the experience necessary to lead Seaboard as both the principal executive officer and Chairman of the Board.

The Audit Committee of the Board of Directors provides risk oversight of Seaboard with respect to the audit of Seaboard’s financial statements, Seaboard’s internal audit function and any financial matters reported to Seaboard’s Vice President of Internal Audit or other Seaboard representative. The Audit Committee administers this oversight function through Audit Committee meetings and periodic meetings in private with Seaboard’s auditors, KPMG LLP, and Seaboard’s Vice President of Internal Audit. The Board of Directors does not have any other significant oversight function, aside from performance of the Board of Director function through periodic meetings. The Board of Directors does not believe that its role in risk oversight of Seaboard has any significant effect on the Board’s leadership structure.

Committees of the Board

Seaboard’s Board of Directors has established an Audit Committee. There currently are no other standing executive, compensation, nominating or other committees of Seaboard’s Board of Directors, or committees performing similar functions of the Board.

Audit Committee. Seaboard’s Board of Directors has established an Audit Committee comprised solely of independent directors. The members of the Audit Committee are David A. Adamsen, Douglas W. Baena and Edward I. Shifman, Jr. Mr. Baena is Chairman of the Audit Committee. The Audit Committee selects and retains independent auditors and assists the Board in its oversight of the integrity of Seaboard’s financial statements, including the performance of our independent auditors in their audit of our annual financial statements. The Audit Committee meets with management and the independent auditors, as may be required. The independent auditors have full and free access to the Audit Committee, without the presence of management. The Board of Directors has determined that Douglas W. Baena is an “audit committee financial expert” and is “independent,” within the meaning of the listing standards of NYSE American. The Audit Committee held four meetings in fiscal 2019,  two of which were telephonic meetings.

Director Nominations

The Board of Directors believes it is not necessary to have a separate nominating committee because of the low turnover of Board of Director seats and because the entire Board of Directors participates in the consideration of director nominees. There currently is no charter that establishes procedures for the Board’s consideration of director nominees. The Board believes that it should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have expertise that may be useful to Seaboard. Directors should also possess the highest personal and professional ethics, and should be willing and able to devote the required amount of time to Seaboard’s business. In determining whether a director should be retained and stand for re-election, the Board also considers that member’s performance and contribution to the Board during his tenure with the Board. Seaboard’s policy is to consider nominees who are submitted by stockholders on a case-by-case basis. All nominees, including those submitted by stockholders, will be evaluated using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. The Board does not have any policy with respect to diversity and does not consider diversity in identifying nominees for Director.

Communication with the Board

The Board of Directors does not provide a process for stockholders to send communications to the Board because it believes that the process available under applicable federal securities laws for stockholders to submit proposals for consideration at the annual meeting is adequate.

Compensation of Directors

The following table shows the compensation received by each member of our Board of Directors (other than those who are Named Executive Officers in the Summary Compensation Table on page 7) for service on the Board in 2019.

Director Compensation Table

	Fees Earned	All Other
	or Paid in Cash	Compensation	Total
Douglas W. Baena	$ 92,000	- 0 -	$ 92,000
David A. Adamsen	$ 82,000	- 0 -	$ 82,000
Edward I. Shifman, Jr.	$ 82,000	- 0 -	$ 82,000
Paul M. Squires	$ 72,000	- 0 -	$ 72,000

Each non-employee director received $18,000 quarterly and an additional $2,500 per quarter for service on the Audit Committee of the Board. The Chairman of the Audit Committee also received an additional $2,500 per quarter. All director compensation represents fees paid in cash only.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table shows all compensation earned, during the fiscal years indicated, by the Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers of Seaboard (the “Named Executive Officers”) for such period in all capacities in which they have served:

Summary Compensation Table

				Change in
				Pension Value
				and Non-Qualified
Name				Deferred
and				Compensation	All Other
Principal		Salary (1)	Bonus (2)	Earnings (3)	Compensation (4)	Total
Position	Year	($)	($)	($)	($)	($)
Steven J. Bresky	2019	988,800	1,350,000	6,227,489	240,357	8,806,646
President, Chief	2018	960,000	1,300,000	301,904	100,477	2,662,381
Executive Officer	2017	950,000	1,550,000	2,926,961	179,998	5,606,959

Robert L. Steer	2019	834,300	1,300,000	2,114,750	156,495	4,405,545
Executive Vice President,	2018	810,000	1,150,000	781,640	133,395	2,875,035
Chief Financial Officer	2017	786,000	1,450,000	1,544,793	224,439	4,005,232

Edward A. Gonzalez	2019	524,712	800,000	1,894,922	127,914	3,347,548
President, Seaboard	2018	510,000	850,000	309,452	86,309	1,755,761
Marine Ltd.	2017	495,000	765,000	626,709	129,802	2,016,511

David M. Dannov	2019	525,300	850,000	(820,626)	98,507	653,181
President, Seaboard	2018	510,000	825,000	652,794	100,095	2,087,889
Overseas Trading Group	2017	495,000	750,000	1,089,293	133,357	2,467,650

Darwin E. Sand	2019	571,650	650,000	1,013,682	114,571	2,349,903
President, Seaboard	2018	523,013	850,000	299,282	85,196	1,757,491
Foods LLC

(1)

Salary includes amounts deferred at the election of the Named Executive Officers under Seaboard’s 401(k) Retirement Savings Plan and the Seaboard Corporation Non-Qualified Deferred Compensation Plan, such plans being described below under “Benefit Plans.”

(2)

Reflects bonus earned, and includes amounts deferred at the election of the Named Executive Officers under Seaboard’s 401(k) Retirement Savings Plan and the Seaboard Corporation Non-Qualified Deferred Compensation Plan described below under “Benefit Plans.”

(3)

Reflects the actuarial increase (decrease) in the present value of the Named Executive Officer’s benefits under all retirement plans, for which information is provided in the Pension Benefits table on page 12, determined using interest rate and mortality rate assumptions, consistent with those used in Seaboard’s financial statements. The amounts for 2019 are as follows: S. Bresky, $5,830,906;  R. Steer, $2,114,750; E. Gonzalez, $1,894,922; D. Dannov, ($831,456) and D. Sand, $1,013,682. The amounts for 2018 are as follows: S. Bresky, $301,904; R. Steer, $781,640; E. Gonzalez, $309,452; D. Dannov, $652,794 and D. Sand, $299,282. The amounts for 2017 are as follows: S. Bresky, $2,619,622; R. Steer, $1,544,793; E. Gonzalez, $626,709; and D. Dannov, $1,080,900. The amounts also reflect the above-market earnings on contributions under the Seaboard Corporation Investment Option Plan described below. The amounts for 2019 are as follows: S. Bresky, $396,583; and D. Dannov, $10,830. There were no above-market earnings in 2018. The amounts for 2017 are as follows: S. Bresky, $307,339; and D. Dannov, $8,393.

(4)

Included in All Other Compensation are Seaboard matching contributions under the Non-Qualified Deferred Compensation Plan or Seaboard Marine Ltd. 401(k) Plan, such plans being described below under “Benefit Plans.” These amounts for 2019 are as follows: S. Bresky, $60,414; R. Steer, $52,214; E. Gonzalez, $33,580; D. Dannov, $32,259; and D. Sand, $34,912.

Also included in All Other Compensation are the amounts earned for unused paid time off. These amounts for 2019 are as follows: S. Bresky, $58,472; R. Steer, $32,088; E. Gonzalez, $18,689; D. Dannov, $0; and D. Sand, $10,993.

Also included in All Other Compensation are Seaboard’s contributions to its 401(k) Retirement Savings Plan on behalf of the Named Executive Officers, amounts paid for disability and life insurance and individual perquisites, including amounts paid as an automobile allowance, fuel card usage, personal usage of Seaboard’s airplane, a gross-up for related taxes. Reimbursement for taxes owed on the above-stated items total as follows for each of the Named Executive Officers for 2019: S. Bresky, $47,013; R. Steer, $23,630; E. Gonzalez, $25,184; D. Dannov, $23,059; and D. Sand, $22,950.

PAY RATIO

Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, set forth below for 2019 is a comparison of (i) the annual total compensation of S. Bresky, Seaboard’s Chief Executive Officer; and (ii) the median of the annual total compensation of all employees of Seaboard and its consolidated subsidiaries (other than S. Bresky).  The median of the annual total compensation and the pay ratio described below are reasonable estimates calculated by Seaboard in a manner consistent with applicable SEC regulations.

Seaboard estimates that in 2019, the annual total compensation of S. Bresky was $8,806,646 and the median of the annual total compensation of all employees of Seaboard and its consolidated subsidiaries (other than S. Bresky) was $37,682, and thus the ratio of the annual total compensation of S. Bresky to the median of the annual total compensation of all of Seaboard’s employees was 234 to 1. Seaboard’s “median employee” worked at Seaboard’s pork processing plant in Oklahoma.

Seaboard has elected to identify its median employee every three years unless a significant change in employee population or employee compensation arrangements has occurred. In 2018, the then prior year’s median employee terminated employment. Therefore, as allowed by the SEC, Seaboard identified an alternate median employee with comparable pay as the median employee for 2018 and has used that same individual as the median employee for 2019.

To determine the median of the annual total compensation of all of Seaboard’s employees, as well as to determine the annual total compensation of Seaboard’s “median employee” and Seaboard’s Chief Executive Officer, Seaboard used the following methodology and made the following material assumptions, adjustments and estimates:

1.Seaboard selected October 1, 2017, which is within the last three months of 2017, as the date upon which it would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of its operations.  To identify the “median employee,” Seaboard included all worldwide employees as of October 1, 2017, whether employed on a full-time, part-time or seasonal basis.

2.Seaboard determined that gross wages of such employees for the month of August 2017 was a reasonable compensation measure to determine the median employee, given (i) Seaboard’s large, international workforce; (ii) the diversity of countries and compensation structures in which Seaboard operates; and (iii) the high employee turnover in some of Seaboard’s operations.  Seaboard believes that the use of this partial year period is appropriate as it confirmed that the period is reflective of the annual total compensation of all of its employees and would not significantly impact the identity of the median employee.

3.With respect to employees hired in the months of August and September 2017, and thus not having a full month of wages, Seaboard estimated their wages by (x) grossing up actual partial gross wages to reflect an entire month’s worth of wages based upon each employee’s status as full-time, part-time or seasonal employee; or (y) using the average wages received by employees performing a similar function (and in the same status, i.e., full-time, part-time or seasonal) at the same location during the month.  All wages were converted into U.S. dollar equivalents using the respective exchange rates as of August 31, 2017.  Seaboard did not make any cost-of-living adjustments in identifying the median employee.

4.Once Seaboard identified its median employee, Seaboard included the elements of such employee’s compensation for 2017 determined in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.  With respect to the annual total compensation of Seaboard’s Chief Executive Officer, Seaboard used the amount reported in the “Total” column of its 2017 Summary Compensation Table included in this Proxy Statement, which likewise was calculated in accordance with those same requirements.

EMPLOYMENT ARRANGEMENTS
WITH NAMED EXECUTIVE OFFICERS

Each Named Executive Officer is a party to an Employment Agreement with Seaboard.

The Employment Agreements for S. Bresky, R. Steer, D. Dannov and D. Sand have a term of one year and extend annually for one-year terms, unless terminated by Seaboard. The Employment Agreement for E. Gonzalez has a term of three years, and extends annually for a three-year term through December 31, 2021, and then extends annually for one‑year terms, unless terminated by Seaboard.

The Employment Agreements provide for payment of the following initial Base Salary and minimum Annual Bonus for each Named Executive Officer:

	Initial Base Salary	Minimum Annual Bonus
S. Bresky	$ 880,000	None
R. Steer	$ 680,000	$ 450,000
E. Gonzalez	$ 420,000	$ 400,000
D. Dannov	$ 420,000	None
D. Sand	$ 555,000	$ 500,000

Payments Upon Certain Events

The Employment Agreements each continue to provide for the payment of severance upon the termination of employment in certain circumstances. Following is a summary of the amounts which would be paid by Seaboard to each Named Executive Officer if, on December 31, 2019, his employment was involuntarily terminated without “Cause,” or if he resigned for “Good Reason,” as those terms are defined in the Employment Agreement for each such Named Executive Officer:

	Accrued Bonus
	through 12/31/19
	– Payable	Severance
	30 Days After	Payable in	Lump Sum
	Termination Date	Installments(1)	Severance(2)	Total
	($)	($)	($)	($)
Steven J. Bresky	1,300,000	988,800	1,300,000	3,588,800
Robert L. Steer	1,150,000	834,300	1,150,000	3,134,300
Edward A. Gonzalez	850,000	524,712	3,599,424	4,974,136
David M. Dannov	825,000	525,300	825,000	2,175,300
Darwin E. Sand	850,000	857,475	675,000	2,382,475

(1)	For S. Bresky, R. Steer, E. Gonzalez and D. Dannov the installments are payable over 12 months, and for D. Sand the installments are payable over 18 months.
(2)

For S. Bresky, R. Steer, E. Gonzalez and D. Dannov the lump sum will be payable one year after the termination of employment.  For D. Sand, the lump sum will be payable 18 months after the termination of employment.

The Board of Directors has approved for each of the Named Executive Officers the right to use Seaboard’s airplane for personal use. S. Bresky was allotted 25 hours of flight time for personal use for 2019 and 2020. Each of the other Named Executive Officers was allotted 10 hours of flight time for personal use for each of 2019 and 2020. Seaboard also will pay each of the Named Executive Officers for the incidental fees and expenses incurred related to the flights, including ground transportation, and a “tax gross-up” of the estimated federal and state income taxes each will incur as a consequence of this benefit.

BENEFIT PLANS

409A Executive Retirement Plan and Cash Balance Retirement Plan

The Seaboard Corporation 409A Executive Retirement Plan (the “Executive Retirement Plan”) provides retirement benefits for a select group of the officers and managers, including the Named Executive Officers, other than E. Gonzalez. The Executive Retirement Plan was amended and restated effective January 1, 2013. The Executive Retirement Plan gives credit for all years of service with Seaboard, both before and after becoming a participant. For years of service before becoming a participant (pre-participation service), the benefit is equal to 0.65 percent of the final average remuneration (salary plus bonus) of the participant, plus 0.50 percent of final average remuneration of the participant in excess of Social Security Covered Compensation, all multiplied by the participant’s pre-participation service. For years of service after becoming a participant (post-participation service), the benefit is equal to 2.5 percent of the final average remuneration of the participant, multiplied by the participant’s years of post-participation service. The amendment to the Executive Retirement Plan effective January 1, 2013 limits, and in some circumstances establishes, the final average remuneration and limits the years of post-participation service eligible to calculate the benefit. The benefit amount determined by the formula is reduced by the following: (i) the amount such participant has accrued under the Seaboard Corporation Pension Plan (described below); and (ii) the benefit earned under the Executive Retirement Plan from 1994 through 1996 that resulted in cash payments from the plan that were based on the cost to purchase such benefit. Benefits under the Executive Retirement Plan are currently unfunded. As of December 31, 2019, all of the participating Named Executive Officers were fully vested, as defined in the Executive Retirement Plan. For the accrued benefit as of December 31, 2012 (the “Pre-2013 Benefit”), the ordinary form of payment of the benefit is pursuant to a “Single Lump Sum Payment,” which is equivalent in value to the benefit described above, payable in “Single Life Annuity” form. Under certain circumstances, the Executive Retirement Plan allows for optional forms of payment of the Pre-2013 Benefit. If the Pre-2013 Benefit will be paid pursuant to a lump sum, then payment will be made upon the earlier of: (i) the seventh month following separation from service; (ii) any change of control of Seaboard; or (iii) death or disability. If the Pre-2013 Benefit will be paid pursuant to an annuity, payment will begin in the seventh month following the month in which the participant has a separation from service, or at age 62, if later; or pursuant to a lump sum, in the event of the death or disability of the participant, or any change of control of Seaboard. The portion of the benefit which accrues after December 31, 2012 (“Post-2012 Benefit”) will be calculated as a lump sum on a date specified in the plan, and for the Named Executive Officers other than R. Steer, this balance will be increased or decreased based on the return of certain investments selected by the participant and paid upon the earlier of: (i) the participant’s separation from service; (ii) a change of control; or (iii) the death or disability of the participant. For participants who are not covered employees under IRC § 162(m), the Post-2012 Benefit will be paid as a lump sum on the earlier of: (i) the date specified in the plan; (ii) the seventh month following separation of service; (iii) any change of control of Seaboard; or (iv) death or disability. The table in the Seaboard Corporation Pension Plan section below sets forth estimates of the present value as of December 31, 2019 of the accumulated benefits that would be payable to the Named Executive Officers under the Executive Retirement Plan at the earliest unreduced age (i.e., age 62) for pre-participation and post-participation service (note that S. Bresky, R. Steer and D. Dannov began participating in this plan on January 1, 1994, and D. Sand began participating in this plan on January 1, 2005), which estimates are calculated based on the assumptions described in Footnote 10 of Seaboard’s 2019 financial statements contained in its Annual Report.

The Seaboard Corporation Cash Balance Executive Retirement Plan (the “Cash Balance Retirement Plan”) provides retirement benefits for a select group of the officers of Seaboard’s subsidiary, Seaboard Marine Ltd., including E. Gonzalez. The Cash Balance Retirement Plan was amended and restated effective January 1, 2013 and dated December 21, 2012. The Cash Balance Retirement Plan provides an alternative benefit in lieu of the Executive Retirement Plan because of a change in tax law which provided for adverse tax consequences to the employees of certain foreign subsidiaries. The benefit under the Cash Balance Retirement Plan is structured to approximate the benefit which would have been payable to the participant had he remained a participant in the Executive Retirement Plan; provided, however, pursuant to the Cash Balance Retirement Plan, each participant must recognize income equal to the annual increase in the accrued benefit under the plan, and Seaboard makes a cash distribution under the plan in an amount equal to the estimated amount of taxes which will be incurred by the participant based on the income recognized, which cash distribution is deducted from the amount of the accrued benefit. In conjunction with the adoption of the plan, each participant agreed that the accrued vested benefit under the Executive Retirement Plan would be paid pursuant to the provisions of the Cash Balance Retirement Plan. The accrued benefit under the Cash Balance Retirement Plan will be determined for each participant as of a date set forth in the plan, on which date no further years of service will accrue for purposes of calculating the benefit. The accrued benefit as of this date will be increased or decreased based on deemed investments selected by the participant, and will be paid upon the earlier of: (i) a separation of service; (ii) a change in control of Seaboard; or (iii) death or disability. Payment of all or a portion of the benefit may be delayed by up to six months in accordance with the then applicable provisions of the Internal Revenue Code. The benefit under the Cash Balance Retirement Plan is currently unfunded. The table in the Seaboard Corporation Pension Plan section below sets forth an estimate of the present value as of December 31, 2019 of the accumulated benefit that would be payable to E. Gonzalez under the Cash Balance Retirement Plan at the earliest unreduced age (i.e., age 62), not considering the distributions paid to each such participant prior to age 62 in an amount equal to the estimated income taxes required to be paid as a consequence of the plan for years prior to payment of the lump sum benefit, which estimate is calculated based on the same assumptions described in Footnote 10 of Seaboard’s financial statements contained in its Annual Report. Note that E. Gonzalez became a participant in the Executive Retirement Plan on January 1, 2005; however, he has been awarded three additional years of service, such that he is deemed to have joined the plan effective January 1, 2002. Accordingly, the table in the Pension Benefits section below reflects the pre-participation and post-participation service based on this date. Such service is credited under the Cash Balance Retirement Plan.

Seaboard Corporation Pension Plan

Seaboard provides defined benefits for its domestic salaried and clerical employees who began employment on or before December 31, 2013 upon retirement through the Seaboard Corporation Pension Plan (the “Corporation Plan”) or the Seaboard Defined Benefit Pension Plan (the “Defined Benefit Plan”) (collectively the “Plans”). Beginning in fiscal 1997, each of the individuals named in the Summary Compensation Table participated in the Corporation Plan. Effective January 1, 2010, the Defined Benefit Plan was established, receiving assets from and assuming liabilities of the Corporation Plan. Effective January 1, 2017, the Plans were merged. Prior to January 1, 2017, the Named Executive Officers other than E. Gonzalez participated in the Corporation Plan, and E. Gonzalez participated in the Defined Benefit Plan. The benefits under the Corporation Plan and the Defined Benefit Plan are the same. Benefits under the Plans generally are based upon the number of years of service and a percentage of final average remuneration (salary plus bonus), subject to limitations under applicable federal law. As of December 31, 2019, all of the Named Executive Officers were fully vested, as defined in the Plans. Under the Plans, the benefit payment for a married participant is pursuant to a “50 Percent Joint and Survivor Annuity.” This means the participant will receive a monthly annuity benefit for his/her lifetime, and an eligible surviving spouse will receive a lifetime annuity equal to 50 percent of the participant’s benefit. The payment of the benefit for an unmarried participant is pursuant to a “Single Life Annuity.” The Plans allow for optional forms of payment under certain circumstances. The normal retirement age under the Plans is age 65. However, unreduced benefits are available at age 62 with five years of service. The Pension Benefits table below shows the present value of the accumulated benefits that would be payable under the Plans at the earliest unreduced commencement age (i.e., age 62).

Each of the Named Executive Officers is 100 percent vested under a particular defined benefit (“Benefit”) that was frozen at December 31, 1993 as part of the Plans. A definitive actuarial determination of the benefit amounts was made in 1995. The annual amounts payable upon retirement after attaining age 62 under this Benefit are as follows: S. Bresky, $32,796; R. Steer, $15,490; E. Gonzalez, $2,643; and D. Dannov, $8,346. Under the Plans, the payment of this benefit is pursuant to a “Ten-Year Certain and Continuous Annuity.” This means the participant would receive a monthly annuity benefit for his/her lifetime and, if the participant dies while in the ten-year certain period, the balance of the ten-year benefit would be paid to his/her designated beneficiary. If the participant dies while employed by Seaboard or after retirement, but before the commencement of benefits, monthly payments would be made to the participant’s beneficiary in the form of a 100 percent joint and survivor benefit. The Plans allow for optional forms of payment under certain circumstances.

The following table sets forth the Years of Credited Service, the Present Value of the Accumulated Benefit and the Payments During the Last Fiscal Year, pursuant to the specified Plans for each of the Named Executive Officers.

Pension Benefits

			Present	Payments
		Years of	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
Steven J. Bresky	Executive Retirement Plan (1)	34
	Pre-2013 Benefit		28,807,704	- 0 -
	Post-2012 Benefit		2,077,710	- 0 -
	Pension Plan	37	1,297,582	- 0 -

Robert L. Steer	Executive Retirement Plan (1)	32.68
	Pre-2013 Benefit		14,583,340	- 0 -
	Post-2012 Benefit		- 0 -	- 0 -
	Pension Plan	32	1,101,283	- 0 -

Edward A. Gonzalez	Cash Balance Retirement Plan (1)	30	7,246,763	- 0 -
	Pension Plan	30	829,977	- 0 -

David M. Dannov	Executive Retirement Plan (1)	31.52
	Pre-2013 Benefit		8,000,141	- 0 -
	Post-2012 Benefit		2,151,956	640,000
	Pension Plan	29	933,254	- 0 -

Darwin E. Sand	Executive Retirement Plan (1)	23.78
	Pre-2013 Benefit		1,102,540	- 0 -
	Post-2012 Benefit		2,531,744	- 0 -
	Pension Plan	23.78	759,729	- 0 -

(1)

Credited years of post-participation service (service after becoming a participant) for S. Bresky is 20 years, for R. Steer is 23.68; for E. Gonzalez is 18 years;  for D. Dannov is 25.52 years; and for D. Sand is 15 years. The credited years of pre-participation service (service prior to becoming a participant) for each of the Named Executive Officers is as follows: S. Bresky, 14; R. Steer, 9; E. Gonzalez, 12; D. Dannov, 6; and D. Sand, 8.78.

Non-Qualified Deferred Compensation Plans

In 2005, Seaboard adopted the Seaboard Corporation Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which gives a select group of management or highly-compensated employees the right to defer salary and bonus to be paid by Seaboard at a later time, all in accordance with applicable ERISA and income tax laws and regulations. No income taxes are payable by the participants on amounts deferred pursuant to the Deferred Compensation Plan until they are paid to the participant. The Deferred Compensation Plan also provides for a Company contribution (the “Company 401K Contributions”) to be credited to participants in an amount equal to Seaboard’s 401(k) Retirement Savings Plan matching percentage of each participant’s deferral pursuant to the Plan, and of each participant’s annual compensation in excess of the Tax Code limitation on the amount of compensation that can be taken into account under Seaboard’s 401(k) Retirement Savings Plan. The amount of such limitation for Seaboard was $275,000 in 2019; $270,000 in 2018; and $265,000 in 2017.

Through 2018, each of the Named Executive Officers (other than E. Gonzalez) was a participant in the Deferred Compensation Plan. Effective January 1, 2019, the plan was frozen such that no additional contributions, whether in the form of employee elective deferrals or company contributions, and relating to compensation earned after December 31, 2018 will be made to the plan; however, amounts deferred prior to January 1, 2019 remained subject to the plan.

Following are amounts deferred and all company contributions credited to the Named Executive Officers relating to compensation earned prior to January 1, 2019.

Non-Qualified Deferred Compensation Plan

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)	($)

Steven J. Bresky	1,300,000	58,950	6,768,200	- 0 -	28,898,582
Robert L. Steer	769,254	42,728	204,295	- 0 -	1,332,923
Edward A. Gonzalez	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -
David M. Dannov	532,000	26,760	51,980	- 0 -	1,848,903
Darwin E. Sand	- 0 -	19,590	1,354	11,968	69,299

(1)	Represents bonus earned in 2018 and deferred when paid in 2019 for S. Bresky, R. Steer and D. Dannov.
(2)	Represents the 401(k) Match made by Seaboard based on 2018 compensation and bonus paid in 2019.

Effective as of January 1, 2019, Seaboard amended the Deferred Compensation Plan to “freeze” the plan such that no additional contributions, whether in the form of employee elective deferrals or employer contributions (i.e., “Company Contributions” under the plan), and relating to compensation earned after December 31, 2018, will be made to the Deferred Compensation Plan.  To the extent a participant deferral or Company Contribution relating to compensation earned before January 1, 2019, was not made by December 31, 2018 (e.g., 2018 performance bonuses), such contribution (in the form of a credit to the applicable participant’s plan account) was made to the plan in 2019.  All plan accounts in the Deferred Compensation Plan existing as of December 31, 2019, will continue to experience an investment return and be distributed in accordance with the plan and any participant investment or deferral election as in effect on December 31, 2019.

Effective January 1, 2019, Seaboard also adopted the Seaboard Corporation Post-2018 Non-Qualified Deferred Compensation Plan (the “Post-2018 Deferred Compensation Plan”), which gives a select group of management or highly-compensated employees either the right to defer salary and bonus amounts paid after December 31, 2018, or the right to receive certain company contributions made by Seaboard, to be paid by Seaboard at a later time, all in accordance with applicable ERISA and income tax laws and regulations. No income taxes are payable by the participants on amounts deferred or contributed by Seaboard pursuant to the Post-2018 Deferred Compensation Plan until they are paid to the participant. The Post-2018 Deferred Compensation Plan also provides for a Company contribution to be credited to participants in an amount equal to (i) the Seaboard’s 401(k) Retirement Savings Plan employer matching contribution percentage, 3 percent for 2020, of each participant’s deferral contributions pursuant to the Plan; and (ii) a percentage of each participant’s annual compensation in excess of the Tax Code limitation on the amount of compensation that can be taken into account under Seaboard’s 401(k) Retirement Savings Plan.

Elective contributions by participants and Company contributions to the Post-2018 Deferred Compensation Plan, and the earnings thereon, are generally payable on the future date selected by the participant, or if earlier, upon the participant’s retirement; however, with respect to the Named Executive Officers and any other “covered employees” under Section 162(m) of the Internal Revenue Code (“Code Section 162(m)”), payment of such amounts will be deferred until the earlier of (i) the first taxable year that Seaboard anticipates, or should reasonably anticipate, that if the amount were distributed during such year, the deduction of such payment would not be barred by application of Code Section 162(m); or (ii) as soon as administratively feasible after the beginning of the sixth anniversary of the Participant’s Separation from Service (regardless of such payment’s non-deductibility).  In no event will a deferred amount be paid earlier than the first day of the seventh month following the month of the Participant’s Separation from Service.

Following are amounts deferred and all company contributions credited to the Named Executive Officers relating to compensation earned after January 1, 2019.  These amounts are included in the amounts reported in the Summary Compensation Table above.

Post-2018 Non-Qualified Deferred Compensation Plan

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)	($)

Steven J. Bresky	150,000	4,500	6,095	- 0 -	160,595
Robert L. Steer	341,000	10,230	23,966	- 0 -	375,196
Edward A. Gonzalez	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -
David M. Dannov	256,152	7,685	4,140	- 0 -	267,976
Darwin E. Sand	152,000	4,560	1,048	- 0 -	157,608

Seaboard Marine Ltd. 401(k) Excess Plan

Effective January 1, 2009, Seaboard adopted the Seaboard Marine Ltd. 401(k) Excess Plan (the “401(k) Excess Plan”), which provides a benefit for certain employees of Seaboard Marine Ltd., including E. Gonzalez. Pursuant to the 401(k) Excess Plan, participants are paid an amount equal to Seaboard’s 401(k) Retirement Savings Plan matching percentage, which for 2019, equaled three percent of each participant’s annual compensation in excess of the Tax Code limitation on the amount of compensation that can be taken into account under Seaboard’s 401(k) Retirement Savings Plan. The amount of such limitation was $275,000 in 2019; $270,000 in 2018 and $265,000 in 2017.  The benefit earned by E. Gonzalez pursuant to this Plan for 2017 and paid to him in 2018 was $56,376. The benefit earned by E. Gonzalez pursuant to this Plan for 2018 and paid to him in 2019 was $7,290. The benefit earned by E. Gonzalez pursuant to this Plan in 2019 of $33,580 will be paid to him in 2020, and is included in the Summary Compensation Table above.

Seaboard Corporation Investment Option Plan

For the years 2001‑2004, Seaboard established the Seaboard Corporation Investment Option Plan, which allowed executives to reduce their compensation, and Seaboard to make contributions, in exchange for an option to acquire interests measured by reference to three alternative investments. The exercise price for each investment option was established based upon the fair market value of the underlying investment on the date of grant.  The options expire not later than 20 years after the date the option was granted.  Contributions are no longer permitted under this Plan.

Investment Option Plan

Net
			Aggregate		Aggregate
	Aggregate		Balance	Exercise	Balance
	Earnings	Aggregate	at Last	Price	at Last
	in Last	Withdrawals/	Fiscal	for	Fiscal
	Fiscal Year	Distributions	Year End	Option	Year End
Name	($)	($)	($)	($)	($)
Steven J. Bresky	1,625,214	- 0 -	8,964,651	783,838	8,180,813
Robert L. Steer	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -
Edward A. Gonzalez	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -
David M. Dannov	45,317	- 0 -	249,970	21,629	228,341
Darwin E. Sand	- 0 -	- 0 -	- 0 -	- 0 -	- 0 -

Retiree Medical Benefit Plan

The Seaboard Corporation Retiree Medical Benefit Plan provides family medical insurance to certain members of management, including each Named Executive Officer upon his retirement in the event he has attained age 50, and has completed at least 15 years of service. This benefit is also furnished in the event the Named Executive Officer’s employment is involuntarily terminated (other than if the Named Executive Officer unlawfully converted a material amount of funds), or in the event of a change of control of Seaboard.

Following is a summary of the present value cost to Seaboard of this benefit for each Named Executive Officer, assuming that this benefit was triggered and said medical insurance began to be furnished on December 31, 2019.

Present Value of
Retiree Medical Benefit (1)
Name	($)
Steven J. Bresky	182,755
Robert L. Steer	296,624
Edward A. Gonzalez	367,172
David M. Dannov	312,684
Darwin E. Sand	351,809

(1)

To calculate the present value of this benefit, the assumptions for claims costs, health care trend, aging on claims, mortality and interest rate are the same as were used to accrue a liability on Seaboard’s balance sheet.

Executive Long-Term Disability Plan

The Seaboard Corporation Executive Long-Term Disability Plan provides disability pay continuation to certain members of management, including R. Steer, E. Gonzalez, D. Dannov and D. Sand upon a long-term illness or injury that prevents the participant from being able to perform his duties. Benefits are payable following a 90 day elimination or waiting period. In conjunction with the Seaboard Corporation Group Long-Term Disability Plan, benefits payable are equal to 70 percent of participant’s salary and bonus, up to $23,000 per month for R. Steer, and up to $18,000 per month for E. Gonzalez, D. Dannov and D. Sand.

Seaboard Corporation Executive Incentive Plan

Until December 31, 2018, Seaboard had in effect the Seaboard Corporation Executive Incentive Plan (the “Incentive Plan”) which was terminated effective December 31, 2018.  The Incentive Plan was to provide both a framework for the Company’s executive incentive programs and secure the deductibility for Federal tax purposes of incentive compensation payable to certain of the Company’s executive officers.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Board of Directors has responsibility for establishing, implementing and monitoring adherence with Seaboard’s compensation philosophy. The Board ensures that the total compensation paid to the Named Executive Officers is fair, reasonable and competitive.

Compensation Philosophy and Objectives

Seaboard maintains the philosophy that the compensation for its executive officers should reflect that these officers are responsible for implementing Seaboard’s long-term strategic objectives. The compensation of the executive officers is designed to ensure that Seaboard maintains its ability to attract and retain superior employees in key positions, and that compensation provided to key employees remains competitive relative to compensation paid to similarly situated executives of our peer companies. Seaboard does not maintain any equity compensation plans, such as stock grants or stock options, unlike most of Seaboard’s peer companies.

At the 2017 Annual Meeting of Stockholders, the Company provided stockholders the opportunity to cast an advisory vote on executive compensation. The stockholders voted to approve, on an advisory basis, the compensation of the Company’s executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s  2017 annual meeting proxy statement. The Board viewed the vote as a strong expression of the stockholders’ general satisfaction with the

Company’s current executive compensation programs. At the 2017 Annual Meeting of Stockholders, the Company also provided stockholders the opportunity to cast an advisory vote on the frequency of holding future advisory votes on executive compensation. Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s executive officers will be conducted every three years. A stockholder advisory vote on executive compensation will take place at the 2020 Annual Meeting.  See “Item 3: Advisory Vote On Executive Compensation.”  The next stockholder vote on the frequency of holding future advisory votes on executive compensation will take place at the 2023 Annual Meeting of Stockholders.

Setting Executive Compensation

Based on the foregoing objectives, the Board of Directors establishes the salaries for the Named Executive Officers.  The Board of Directors establishes the bonuses for the Named Executive Officers based upon the recommendation of Seaboard’s President and a subjective review of Company performance and individual performance.

A significant factor in determining total compensation is that Seaboard does not provide any long-term incentive compensation, such as stock grants or stock options.

2019 Executive Compensation Components

For the fiscal year ended December 31, 2019, the principal components of compensation for the Named Executive Officers were:

•	Base salary;
•	Bonus or incentive award;
•	Retirement and other benefits; and
•	Perquisites and other personal benefits.

Salaries.    The salaries for the Named Executive Officers generally are established by the Board of Directors each year based on the salary in effect for the immediately preceding year, adjusted for the estimated increase in the cost of living.  For 2019, the Board of Directors determined the salaries for the Named Executive Officers by increasing the 2018 salaries by a cost of living adjustment.

Bonuses and Incentive Awards.    The Board of Directors established the 2019 bonuses for the Named Executive Officers based upon the recommendation of Seaboard’s President and a subjective determination, primarily considering:

•	Individual review of the executive’s compensation, both individually and relative to other officers;
•	Individual performance of the executive; and
•	Seaboard’s operating results.

Retirement and Other Benefits.    Each of the Named Executive Officers is a participant in the Executive Retirement Plan or the Cash Balance Retirement Plan. The benefit under these plans is generally equal to 2.5 percent of the final average remuneration (salary plus bonus) of the participant, multiplied by the participant’s years of service in the plan after January 1, 1997, subject to a limitation in the number of years of service and final average remuneration. The exact amount of the benefits, the offsets thereto and the benefit for years of service prior to January 1, 1997 are set forth in more detail on page 12 of this Proxy statement.

Seaboard also maintains a tax-qualified retirement savings plan, to which all U.S.-based employees, including the Named Executive Officers, are able to contribute their annual compensation, up to the limit prescribed by the Internal Revenue Service. For 2019, Seaboard matched 50 percent of the first 6 percent of compensation contributed to the plan. All matching contributions vest fully after completing 5 years of service.

The Named Executive Officers, in addition to certain other executives, are entitled to participate in the Post‑2018 Deferred Compensation Plan, which gives participants (other than E. Gonzalez) the right to defer salary and bonus to be paid by Seaboard at a later time, all in accordance with applicable ERISA and income tax laws and regulations.

Seaboard also maintains for each of the Named Executive Officers and certain other executives the Seaboard Corporation Retiree Medical Benefit Plan, which provides family medical insurance to each participant upon his retirement: (i) in the event he has attained age 50, and has at least 15 years of service; or (ii) in the event the participant’s employment is involuntarily terminated (other than if the participant unlawfully converted a material amount of funds); or

(iii) in the event of a change of control of Seaboard.

The Board believes that Seaboard’s retirement and other benefits are consistent with the philosophy of Seaboard to provide security and stability of employment to the Named Executive Officers as a mechanism to attract and retain these employees.

Perquisites and Other Personal Benefits.    Seaboard provides the Named Executive Officers with perquisites and other benefits that the Board believes are reasonable and consistent with its overall compensation program to better enable Seaboard to attract and retain superior employees for key positions. These include an automobile allowance, fuel card usage, life insurance, disability insurance, personal use of Seaboard’s airplane up to a specified number of hours, and paid time off and pay for unused paid time off.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as in effect prior to the enactment of the Tax Cuts and Jobs Act of 2017 (“Tax Cuts Act”) in December 2017, generally disallowed a tax deduction to public companies for compensation of more than $1 million paid in any taxable year to each “covered employee,” consisting of the CEO and the three other highest paid executive officers employed at the end of the year (other than the CFO).

Any compensation Seaboard pays to the Named Executive Officers in excess of $1 million will not be deductible.  The Named Executive Officers to whom the 162(m) limitation applies deferred, pursuant to the Post‑2018 Non‑Qualified Deferred Compensation Plan, any compensation for 2019 in excess of $1 million that would not be deductible.

COMPENSATION COMMITTEE REPORT

The entire Board of Directors (in the absence of a compensation committee) has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on this review and discussions, has determined that the Compensation Discussion and Analysis be included in Seaboard’s Annual Report on Form 10-K and this proxy statement.

The Board of Directors is responsible for establishing the compensation for each of the Named Executive Officers. To assist the Board of Directors in determining 2019 bonuses and 2020 salaries for each of the Named Executive Officers, S. Bresky and R. Steer discussed the 2019 bonuses and 2020 salaries, considering Seaboard’s performance and each Named Executive Officer’s performance during 2019. The 2019 bonuses and 2020 salaries for the Named Executive Officers were subsequently approved by the Board of Directors.

The members of the Board of Directors reviewing and discussing the Compensation Disclosure and Analysis are as follows:

Steven J. Bresky	David A. Adamsen
Douglas W. Baena	Edward I. Shifman, Jr.
Paul M. Squires

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors does not have a compensation committee.  It is the view of the Board of Directors that Seaboard need not have a compensation committee because Seaboard is controlled by the Seaboard Flour Entities, and because the full Board of Directors is able to perform the functions relative to executive compensation. The full Board of Directors participated in the consideration of executive and director compensation. S. Bresky is a member of the Board of Directors of Seaboard and participates in decisions by the Board regarding executive compensation, other than his own compensation.

RELATED PARTY TRANSACTIONS PROCEDURES

Seaboard has no formal policy or procedure that must be followed prior to any transaction, arrangement or relationship with a related person, as defined by SEC regulations (e.g., directors, executive officers, any 5 percent shareholder, or immediate family member of any of the foregoing).

Seaboard has a written conflict of interest policy, which requires directors, officers and employees to conduct their non-work activities in a manner that does not conflict with the best interests of Seaboard. Annually, all officers and salaried employees are required to complete a form disclosing all known conflicts of interest. Seaboard’s Director of Human Resources and Seaboard’s General Counsel review and approve any disclosed conflicts of interest. In the event any of the executive officers disclosed any conflict of interest, Seaboard’s General Counsel would discuss the conflict with

Seaboard’s Executive Vice President, Chief Financial Officer and/or Seaboard’s President and Chief Executive Officer. In the event the conflict involved Seaboard’s President and Chief Executive Officer and was otherwise material, the conflict would be reviewed and approved by Seaboard’s Board of Directors.

In addition to the procedures to review conflicts of interest, annually, Seaboard requires each director, nominee for a director and officer of Seaboard to complete a questionnaire which requires disclosure of any transaction or loan exceeding $120,000 between Seaboard and such person or any member of such person’s immediate family. Any such matters which were disclosed would be reviewed by Seaboard’s General Counsel and discussed with Seaboard’s President and Chief Executive Officer and/or Executive Vice President, Chief Financial Officer and/or Seaboard’s Board of Directors, depending on the materiality of the matter. During 2019, there were no such related party transactions in excess of $120,000.

The standards applied pursuant to the above-described procedures are to provide comfort that any conflict of interest or related party transaction is on an arms-length basis which is fair to Seaboard. This is principally accomplished by ensuring that the Seaboard person entering into or approving the transaction on behalf of Seaboard is independent of the person with the conflict of interest or engaging in the related party transaction with Seaboard.

ITEM 2: SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of KPMG LLP as Seaboard’s independent auditors to audit the books, records and accounts of Seaboard for the year ending December 31, 2020. Stockholders will have an opportunity to vote at the annual meeting on whether to ratify the Audit Committee’s decision in this regard. Seaboard has been advised by KPMG LLP that neither it nor any member or associate has any relationship with Seaboard or with any of its affiliates other than as independent accountants and auditors.

Submission of the selection of the independent auditors to the stockholders for ratification will not limit the authority of the Audit Committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. Submission to the stockholders of the selection of independent auditors is not required by Seaboard’s bylaws.

It is anticipated that a representative of KPMG LLP will participate at the annual meeting, and will have an opportunity to make a statement or respond to questions.

The Board of Directors recommends that you vote for ratifying the appointment of KPMG LLP as the independent auditors of Seaboard for the year ending December 31, 2020.

Independent Auditors’ Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Seaboard’s annual financial statements for 2019 and 2018, and fees billed for other services rendered by KPMG LLP during such years.

Type of Fee	2019	2018
Audit Fees (1)	$ 2,770,052	$ 2,940,440
Audit-Related Fees (2)	$ 144,986	$ 113,600
Tax Fees (3)	$ 320,127	$ 299,680
All Other Fees	- 0 -	- 0 -

(1)

Audit Fees, including those for statutory audits, include the aggregate fees paid by us during 2019 and 2018 for professional services rendered by KPMG LLP for the audit of our annual financial statements and internal controls over financial reporting, and the review of financial statements included in our quarterly reports on Form 10-Q.

(2)

Audit-Related Fees include the aggregate fees paid by us during 2019 and 2018 for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees.

(3)

Tax Fees include the aggregate fees paid by us during 2019 and 2018 for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning, including tax audit support and transfer pricing studies.

ITEM 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Shareholders are being given the opportunity at the annual meeting to cast a non‑binding advisory vote on the compensation of Seaboard’s Named Executive Officers.  This vote, commonly known as “say‑on‑pay,” gives you as a shareholder the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

RESOLVED, that the stockholders of Seaboard Corporation approve, on an advisory basis, the compensation paid to Seaboard’s Named Executive Officers pursuant to the policies and procedures employed by Seaboard, as described in Seaboard’s proxy statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis and the tabular and narrative disclosure regarding named executive officer compensation.

This advisory vote on executive compensation is not binding on Seaboard’s Board of Directors.  However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

Adoption of this resolution will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.

The Board of Directors recommends a vote FOR approval of the above resolution concerning the compensation paid to Seaboard’s Named Executive Officers.

ITEM 4: STOCKHOLDER PROPOSAL REQUIRING REMOVAL OF A PLURALITY OF VOTE

STANDARD FOR UNCONTESTED DIRECTOR ELECTIONS

Stockholder Proposal:

The California Public Employees Retirement System (CalPERS), 400 Q Street, Sacramento, California  95811, which owns at least $2,000 in market value of our Company’s common stock, proposes the adoption of the following resolution, and has furnished the following statement in support of its proposal:

RESOLVED, that the shareowners of Seaboard Corporation (Company) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that directors shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareowners in uncontested elections. A plurality vote standard, however, will apply to contested director elections; that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:

Under the Company’s current voting system, a director may be elected with as little as one affirmative vote because “withheld” votes have no legal effect. This scheme deprives shareowners of a powerful tool to hold directors accountable because it makes it impossible to defeat directors who run unopposed. Conversely, a majority voting standard allows shareowners to actually vote “against” candidates and to defeat reelection of a management nominee who is unsatisfactory to the majority of shareowners who cast votes.

A substantial number of companies have already adopted this form of majority voting. More than 90 percent of the companies in the S&P 500 have adopted a form of majority voting for uncontested director elections. We believe the Company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation, and not continue to serve, unless the Board declines the resignation and publicly discloses its reasons for doing so.

Majority voting in director elections empowers shareowners to clearly say “no” to unopposed directors who are viewed as unsatisfactory by a majority of shareowners casting a vote. Incumbent board members serving in a majority vote system are aware that shareowners have the ability to determine whether the director remains in office. The power of majority voting, therefore, is not just the power to effectively remove poor directors, but also the power to heighten director accountability through the threat of a loss of majority support. That is what accountability is all about.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that, when directors are accountable for their actions, they perform better. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority voting standard for uncontested director elections. We believe the Company’s shareowners will substantially benefit from the increased accountability of incumbent directors and the power to reject directors shareowners believe are not acting in their best interests. Please vote FOR this proposal.

Seaboard Position:

The Board of Directors recommends a vote AGAINST the adoption of this Stockholder Proposal.

Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services. Prior to the engagement of the independent auditors, the Audit Committee pre-approves the services by category of service. Fees are estimated and the Audit Committee requires the independent auditors and management to report actual fees, as compared to budgeted fees by category of service. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman for engagements of less than $25,000. For informational purposes only, any pre-approval decisions made by the Audit Committee Chairman are reported at the Audit Committee’s next scheduled meeting. The percentage of audit-related fees, tax fees and all other fees that were approved by the Audit Committee for fiscal 2019 was 100 percent of the total fees incurred.

Audit Committee Report to Stockholders

The Audit Committee of Seaboard is comprised of three directors who are “independent,” as defined by the NYSE American listing standards, and operates under a written charter. The Audit Committee Charter is available on Seaboard’s website at www.seaboardcorp.com.

The Audit Committee has reviewed the audited financial statements for fiscal year 2019 and discussed them with management and with the independent auditors, KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence. The Audit Committee has concluded that the independent auditors currently meet applicable independence standards.

The Audit Committee has reviewed the independent auditors’ fees for audit and non-audit services for fiscal year 2019. The Audit Committee considered whether such non-audit services are compatible with maintaining independent auditor independence and has concluded that they are compatible at this time.

Based on its review of the audited financial statements and the other materials referred to above and the various discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Seaboard’s Annual Report on Form 10-K for the year ended December 31, 2019.

The foregoing has been furnished by the Audit Committee:

Douglas W. Baena (Chair)	David A. Adamsen	Edward I. Shifman, Jr.

OTHER MATTERS

The notice of meeting provides for the election of directors, the selection of independent auditors, advisory vote on executive compensation, a stockholder proposal and for the transaction of such other business, as may properly come before the meeting. As of the date of this proxy statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.

Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

STOCKHOLDER PROPOSALS

It is anticipated that the 2021 annual meeting of stockholders will be held on April 26,  2021. Any stockholder who intends to present a proposal at the 2021 annual meeting must deliver the proposal to Seaboard at 9000 West 67th Street, Merriam, Kansas 66202, Attention: David M. Becker by the applicable deadline below:

•

If the stockholder proposal is intended for inclusion in Seaboard’s proxy materials for that meeting, Seaboard must receive the proposal no later than November 13,  2020. Such proposal must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission.

•	If the stockholder proposal is to be presented without inclusion in Seaboard’s proxy materials for that meeting, Seaboard must receive the proposal no later than January 27, 2021.

Proxies solicited in connection with the 2021 annual meeting of stockholders will confer on the appointed proxies’ discretionary voting authority to vote on stockholder proposals that are not presented for inclusion in the proxy materials, unless the proposing stockholder notifies Seaboard by January 27,  2021 that such proposal will be made at the meeting.

FINANCIAL STATEMENTS

The consolidated financial statements of Seaboard for the fiscal year ended December 31, 2019, together with corresponding consolidated financial statements for the fiscal year ended December 31, 2018, are contained in the Annual Report which is mailed to stockholders with this proxy statement. The Annual Report is not to be regarded as proxy solicitation material.

ADDITIONAL INFORMATION

Any stockholder desiring additional information about Seaboard and its operations may, upon written request, obtain a copy of Seaboard’s Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Merriam, Kansas 66202. Seaboard’s Annual Report to the Securities and Exchange Commission on Form 10-K is also available on Seaboard’s Internet website at www.seaboardcorp.com.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (including brokers) to satisfy the delivery requirements for proxy statements, annual reports and notices of internet availability of proxy materials with respect to two or more stockholders sharing the same address by delivering a single package of these materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

We have adopted a “householding” procedure that you may wish to follow. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, call Shareholder Relations at (913) 676-8800 or send written instructions to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Merriam, Kansas 66202. If you no longer wish to participate in householding (and instead wish that each stockholder sharing the same address with you receives a complete set of proxy materials), you must provide written notification to Shareholder Relations to withhold your consent for householding. We will act in accordance with your wishes within 30 days after receiving such notification.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

SEABOARD	Shareowner Services
CORPORATION	P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/seb Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 26, 2020.
PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 26, 2020.
MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote FOR all the nominees listed,  FOR Items  2 and 3 and AGAINST Item 4.

1. Election of directors:	01 Steven J. Bresky	04 Paul M. Squires	☐ Vote FOR	☐ Vote WITHHELD
	02 David A. Adamsen	05 Edward I. Shifman Jr.	all nominees	from all nominees
	03 Douglas W. Baena		(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratify the appointment of KPMG LLP as independent auditors of the Company:	☐ For	☐ Against	☐ Abstain

3. Advisory vote to approve the compensation of Seaboard’s named executive officers, as disclosed in Seaboard’s proxy statement for the 2020 Annual Meeting of Stockholders:	☐ For	☐ Against	☐ Abstain

4. A stockholder proposal, if introduced at the meeting, requiring removal of a plurality of vote standard for uncontested director elections as described in the accompanying proxy statement:	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SEABOARD CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 27, 2020

SEABOARD CORPORATION	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS – APRIL 27, 2020

The undersigned hereby appoints Steven J. Bresky,  Robert L. Steer and David M. Becker and each of them, proxies with full power of substitution, to vote as designated below, on behalf of the undersigned all shares of stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Seaboard Corporation (the “Company”) on April 27, 2020, and any adjournments thereof, with all power that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to vote upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL OF THE DIRECTORS, “FOR” ITEMS 2 AND 3 AND “AGAINST” ITEM 4.

See reverse for voting instructions.